Filed Pursuant to Rule 433

Registration Statement No. 333-146260-04

Dated September 16, 2009

Exelon Generation Company, LLC

Pricing Term Sheet

$600,000,000 5.20% Senior Notes Due 2019

Issuer:	Exelon Generation Company, LLC
Ratings:	A3 (Moody’s); BBB (S&P); BBB+ (Fitch)
Principal Amount:	$600,000,000
Securities:	Senior Notes
Settlement Date:	September 23, 2009
Coupon:	5.20%
Maturity:	October 1, 2019
Interest Payment Dates:	Semi-annually on April 1 and October 1,
commencing April 1, 2010
Benchmark Treasury:	3.625% due August 15, 2019
Benchmark Treasury Yield:	3.475%
Spread to Benchmark Treasury:	+175 basis points
Yield to Maturity:	5.225%
Offering Price:	99.805%
Redemption Provision:	Make whole call at any time at a discount rate of
Treasury plus 30 basis points
CUSIP:	30161M AF0
Joint Book-Running Managers:	Barclays Capital Inc.
J. P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Credit Suisse Securities (USA) LLC

Co-Managers:	Goldman, Sachs & Co.
UBS Securities LLC
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

$900,000,000 6.25% Senior Notes Due 2039

Issuer:	Exelon Generation Company, LLC
Ratings:	A3 (Moody’s); BBB (S&P); BBB+ (Fitch)
Principal Amount:	$900,000,000
Securities:	Senior Notes
Settlement Date:	September 23, 2009
Coupon:	6.25%
Maturity:	October 1, 2039
Interest Payment Dates:	Semi-annually on April 1 and October 1,
commencing April 1, 2010
Benchmark Treasury:	4.25% due May 15, 2039
Benchmark Treasury Yield:	4.260%
Spread to Benchmark Treasury:	+200 basis points
Yield to Maturity:	6.260%
Offering Price:	99.863%
Redemption Provision:	Make whole call at any time at a discount rate of
Treasury plus 30 basis points
CUSIP:	30161M AG8
Joint Book-Running Managers:	Barclays Capital Inc.
J. P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
UBS Securities LLC

Co-Managers:	Credit Suisse Securities (USA) LLC
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. at (888) 603-5847, J.P. Morgan Securities Inc. at (212) 834-4533 or Morgan Stanley & Co. Incorporated at (866) 718-1649.